FIRST MANHATTAN CO. R ealizing the Value of Vivus June 25, 2013

Forward - Looking Statements FIRST MANHATTAN CO. 2 FIRST MANHATTAN CO. AND/OR ITS AFFILIATES (COLLECTIVELY, “FIRST MANHATTAN”) DO NOT ASSUME RESPONSIBILITY FOR INVESTMENT DECISIONS. THIS PRESENTATION DOES NOT RECOMMEND THE PURCHASE OR SALE OF ANY SECURITY. UNDER NO CIRCUMSTANCES IS THIS PRESENTATION TO BE USED OR CONSIDERED AS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY. THE PARTICIPANTS INCLUDE FUNDS AND ACCOUNTS THAT ARE IN THE BUSINESS OF TRADING - BUYING AND SELLING - PUBLIC SECURITIES. IT IS POSSIBLE THAT THERE WILL BE DEVELOPMENTS IN THE FUTURE THAT CAUSE ONE OR MORE OF THE PARTICIPANTS FROM TIME TO TIME TO SELL ALL OR A PORTION OF THEIR SHARES IN OPEN MARKET TRANSACTIONS OR OTHERWISE (INCLUDING VIA SHORT SALES), BUY ADDITIONAL SHARES (IN OPEN MARKET OR PRIVATELY NEGOTIATED TRANSACTIONS OR OTHERWISE) OR TRADE IN OPTIONS, PUTS, CALLS OR OTHER DERIVATIVE INSTRUMENTS RELATING TO SUCH SHARES. FIRST MANHATTAN RESERVES THE RIGHT TO CHANGE ANY OF ITS OPINIONS EXPRESSED HEREIN AT ANY TIME AS IT DEEMS APPROPRIATE. FIRST MANHATTAN DISCLAIMS ANY OBLIGATION TO UPDATE THE INFORMATION CONTAINED HEREIN. FIRST MANHATTAN HAS NOT SOUGHT OR OBTAINED CONSENT FROM ANY THIRD PARTY TO USE ANY STATEMENTS OR INFORMATION INDICATED IN THIS PRESENTATION AS HAVING BEEN OBTAINED OR DERIVED FROM STATEMENTS MADE OR PUBLISHED BY THIRD PARTIES. ANY SUCH STATEMENTS OR INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN. FIRST MANHATTAN MAY HAVE RELIED UPON CERTAIN QUANTITATIVE AND QUALITATIVE ASSUMPTIONS WHEN PREPARING THE ANALYSIS WHICH MAY NOT BE ARTICULATED AS PART OF THE ANALYSIS. THE REALIZATION OF THE ASSUMPTIONS ON WHICH THE ANALYSIS WAS BASED ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES, VARIABILITIES AND CONTINGENCIES AND MAY CHANGE MATERIALLY IN RESPONSE TO SMALL CHANGES IN THE ELEMENTS THAT COMPRISE THE ASSUMPTIONS, INCLUDING THE INTERACTION OF SUCH ELEMENTS. FURTHERMORE, THE ASSUMPTIONS ON WHICH THE ANALYSIS WAS BASED MAY BE NECESSARILY ARBITRARY, MAY BE MADE AS OF THE DATE OF THE ANALYSIS, DO NOT NECESSARILY REFLECT HISTORICAL EXPERIENCE WITH RESPECT TO SECURITIES SIMILAR TO THOSE THAT MAY BE CONTAINED IN THE ANALYSIS, AND DO NOT CONSTITUTE A PRECISE PREDICTION AS TO FUTURE EVENTS. BECAUSE OF THE UNCERTAINTIES AND SUBJECTIVE JUDGMENTS INHERENT IN SELECTING THE ASSUMPTIONS AND ON WHICH THE ANALYSIS WAS BASED AND BECAUSE FUTURE EVENTS AND CIRCUMSTANCES CANNOT BE PREDICTED, THE ACTUAL RESULTS REALIZED MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN THE ANALYSIS. NOTHING INCLUDED IN THE ANALYSIS CONSTITUTES ANY REPRESENTATION OR WARRANTY BY FIRST MANHATTAN AS TO FUTURE PERFORMANCE. THE INFORMATION THAT IS CONTAINED IN THE ANALYSIS SHOULD NOT BE CONSTRUED AS FINANCIAL, LEGAL, INVESTMENT, TAX, OR OTHER ADVICE. YOU ULTIMATELY MUST RELY UPON YOUR OWN EXAMINATION AND THAT OF YOUR PROFESSIONAL ADVISORS, INCLUDING LEGAL COUNSEL AND ACCOUNTANTS AS TO THE LEGAL, ECONOMIC, TAX, REGULATORY, OR ACCOUNTING TREATMENT, SUITABILITY, AND OTHER ASPECTS OF THE ANALYSIS.

Additional Information FIRST MANHATTAN CO., FIRST HEALTH, L.P., FIRST HEALTH LIMITED, FIRST HEALTH ASSOCIATES, L.P., FIRST BIOMED MANAGEMENT ASSOCIATES, LLC, FIRST BIOMED, L.P. AND FIRST BIOMED PORTFOLIO, L.P. (COLLECTIVELY, “ FIRST MANHATTAN ”) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “ SEC ”) ON JUNE 3, 2013, A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD TO BE USED TO SOLICIT PROXIES FROM THE STOCKHOLDERS OF VIVUS, INC. (THE " COMPANY ") IN CONNECTION WITH THE COMPANY'S 2013 ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY FIRST MANHATTAN, SARISSA CAPITAL MANAGEMENT LP, SARISSA CAPITAL OFFSHORE MASTER FUND LP, SARISSA CAPITAL DOMESTIC FUND LP, MICHAEL JAMES ASTRUE, ROLF BASS, JON C. BIRO, SAMUEL F. COLIN, ALEXANDER J. DENNER, JOHANNES J.P. KASTELEIN, MELVIN L. KEATING, DAVID YORK NORTON AND HERMAN ROSENMAN (COLLECTIVELY, THE " PARTICIPANTS ") FROM THE STOCKHOLDERS OF THE COMPANY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS. THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY HAVE BEEN FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF THE COMPANY AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV . IN ADDITION, COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD MAY BE OBTAINED WITHOUT CHARGE UPON REQUEST BY CONTACTING MACKENZIE PARTNERS, INC. AT (800) 322 - 2885 (TOLL - FREE) OR (212) 929 - 5500 (COLLECT ). FIRST MANHATTAN CO. 3

About First Manhattan Co. • First Manhattan Co. (FMC) is the largest shareholder of VIVUS, Inc. and currently owns 9,989,604 shares or 9.9% of the Company – an investment worth approximately $ 139 million 1 • We are long - term investors in high - quality assets, and our interests are fully aligned with Vivus’ shareholders • First Manhattan Co. has a 50 - year history of supporting managements to maximize value for all shareholders FIRST MANHATTAN CO. 1 As of June 21, 2013 4

Why FMC is Seeking Change at Vivus • FMC first invested in Vivus in 2008 because we saw the enormous potential of Qsymia, the most effective weight loss agent ever developed. • Over the past five years, we have continued to purchase the stock as evidence continues to mount about Qsymia’s effectiveness and market potential. • Despite Qsymia’s enormous potential, Vivus’ Board and management have made a series of spectacularly poor decisions that have destroyed value for shareholders. • We believe that the full value of Qsymia – and of Vivus – can never be achieved with the current leadership. • We believe that significant and immediate change to the Board is required to fix Vivus and realize the full value of Qsymia for shareholders. • Our nominees are world - class executives with the right skills, experience and independence to right the ship at Vivus. FIRST MANHATTAN CO. 5

FMC’s Investment Thesis – The Upside Potential of Qsymia is Enormous • The potential obesity market is huge and growing – Approximately 125 million obese adults in the US and EU • Sanofi - Aventis, Merck and Pfizer all saw blockbuster potential in a class of obesity products that were half as effective as Qsymia – All three companies spent hundreds of millions to develop less efficacious drug candidates – “I can tell you that in my expectations $3 billion is not too much .” (Jean - Francois Dehecq, Chairman and CEO, Sanofi - Aventis) 1 • Qsymia is nearly twice as effective as the earlier obesity “blockbusters” and has a strong safety profile – With Acomplia, 25% of patients lose 10% or more of their weight – With Qsymia, 48% of patients lose 10% or more of their weight – None of Acomplia 2 , Belviq 3 , or Contrave 4 , have efficacy profiles where materially greater than 25% of patients lose 10% or more of their weight 1 Chain Drug Review; July 25, 2005 2 FDA Briefing Document for the June 13, 2007 meeting of the Endocrinologic and Metabolic Drugs Advisory Committee. 3 FDA Briefing Document for the September 16, 2010 meeting of the Endocrinologic and Metabolic Drugs Advisory Committee. 4 FDA Briefing Document for the December 7, 2010 meeting of the Endocrinologic and Metabolic Drugs Advisory Committee. QSYMIA IS BY FAR THE MOST EFFECTIVE WEIGHT LOSS AGENT EVER DEVELOPED FIRST MANHATTAN CO. 6

Why a Total Change of the Vivus Board is Required FIRST MANHATTAN CO. 7 We believe the Vivus Board: 1. Destroyed Vivus stockholder value with their poor business judgment. The six core members comprise the MAJORITY of the “new and improved” Vivus Board and in our view this MAJORITY is a high risk for further destruction of shareholder value. 2. Lacks adequate expertise in critical areas, such as finance/budget, European regulatory approval, and successful turnarounds of troubled companies 3. Is overpaid 4. Is not economically aligned with shareholders’ interests 5. Has mismanaged the Qsymia launch 6. Has rewarded failure and has disproportionately large management representation 7. Has exercised poor judgment and is a poor steward of shareholders’ capital 8. Lacks transparency and has repeatedly withheld material information from its shareholders The Vivus Board And Management Have Destroyed Significant Stockholder Value Stock has fallen approximately 61.7% since the Company’s announcement that the FDA approved Qsymia to March 7, 2013, the date on which First Manhattan delivered a notice to Vivus indicating its intent to present a proposal and nominate candidates for election to the Board at the Annual Meeting – Wiping out roughly $1.9 billion of shareholder value from July 18, 2012 through March 7, 2013

Why a Total Change of the Vivus Board is Required FIRST MANHATTAN CO. 8 • Joined the Board on April 18, 2012. • Coincidentally, on April 25, 2012, seven days after Mr. Mario joined the Board, the Compensation Committee of Vivus approved a new equity compensation arrangement for its non - employee directors. • Under the new plan, each non - employee director could now select 100% stock options or 100% RSUs as their annual equity compensation. Unlike options, RSUs retain their value even when the stock declines. – Among 111 biotech/pharma therapeutic companies with market caps between $200 million - $2 billion 1 , our compensation consultant found that only Vivus offers a choice between 100% stock options vs. 100% RSUs 2 . • Mr. Mario is currently on the Board of seven public companies . Listed below is the approximately $1.8 million in total Board compensation that Mr. Mario received in FY’12 for his duties on six Boards: 1. Vivus - $ 571,650 2. Celgene - $447,484 3. Boston Scientific - $260,163 4. Tonix Pharmaceuticals - $235,062 5. Maxygen - $144,395 6. Xenoport - $140,100 Total - $1,798,854 7. Mr. Mario also serves as the Chairman of the Board of Chimerix, a company which went public in April 2013. 1 Based on Bloomberg search and peer group selected by Vivus 2 Based on data provided by Equilar In our view, serving on seven Boards violates Vivus’ Corporate Governance Guidelines. Vivus needs Directors focused on Vivus. Ernest Mario – One Of The Six Core Directors

Why a Total Change of the Vivus Board is Required • FMC has taken an activist approach toward Vivus only as a last resort – There is a clear and achievable path to change that can unlock value for all shareholders • We believe there is an enormous disconnect between the value of Qsymia and its failed launch FIRST MANHATTAN CO. 9 FMC’s Nominees • Offer the experience, ability and independence from management needed to unlock the enormous potential value at Vivus vs. The Vivus Board • Offers “more of the same” – a Board with strong ties to the CEO and who we believe lacks the independence to correct the course of the failed Qsymia launch • In our view the current Board members did not bring sorely needed new talent to the Board and management after the catastrophic Qsymia launch failure THE CHOICE IS CLEAR

1. The Vivus Board Lacks Critical Expertise In our view, the Vivus Board has lacked and still lacks the skill set needed to guide a commercial stage obesity company • Vivus’ Board is led by a long - standing CEO and is composed primarily of legacy Board members who we believe lack the independence, judgment and necessary skills to commercialize Qsymia • Vivus’ Board of Directors was ill - prepared and stagnant during the critical timeframe for commercial preparation, 2009 - 2011 Board Experience Vivus in Prep for Commercialization FMC Nominees U.S. Regulatory experience with a major drug -- ✓ E.U. Regulatory experience with a major drug -- ✓ U.S. Commercialization of a major drug -- ✓ E.U. Commercialization of a major drug -- ✓ Public CFO -- ✓ Significant transactional experience with a public company ✓ ✓ Turnaround of a public company -- ✓ FIRST MANHATTAN CO. 10

2. The Vivus Board is Overpaid The Board is enriching itself at shareholders’ expense FIRST MANHATTAN CO. 11 • Vivus non - employee Directors receive more in cash retainers (over $100,000 annually) than non - employee Directors at 4 out of the 5 largest US companies by market cap: Apple ($50,000), Google ($75,000), Walmart ($60,000), Berkshire Hathaway ($900) 1 ; In fact, Vivus non - employee Directors receive a cash retainer similar to non - employee Directors of ExxonMobil • More than double the median of peer group of 16 comparable companies self - selected by Vivus 2 • Approximately triple the average cash retainer of Arena and Orexigen – Vivus’ most direct comparables • Higher than large - cap biotechs: Biogen ($50,000), Celgene ($75,000) and Gilead ($75,000) • Highly unconventional use of RSUs as compensation • Among 111 biotech/pharma therapeutic companies with market caps between $200 million - $2 billion 2 , our compensation consultant found that only Vivus offers a choice between 100% stock options vs. 100% RSUs 3 • All of the non - employee Directors at Vivus have elected to receive RSUs for fiscal years 2012 and 2013 – unlike conventional stock options, RSUs retain value even if the stock goes down • In January 2013, with less than a year of cash on hand, THE BOARD REFUSED TO SLASH ITS OWN EXCESSIVE CASH PAY OR APPOINT A FINANCIAL EXPERT TO THE BOARD 1 As of April 15, 2013 2 Based on data available as of April 1, 2013. The members of the peer group, as listed in Vivus’ 2012 proxy statement, filed with the SEC on April 25, 2012, are Affymax, Inc., Arena Pharmaceuticals, Inc., Amylin Pharmaceuticals, Inc., Biomarin Pharmaceutical Inc., Dendreon Corporation, Exelixis, Inc., ISIS Pharmaceuticals, Inc., Jazz Pharmaceuticals, Inc., MannKind Corporation, Medivation, Inc., Onyx Pharmaceuticals, Inc., Orexigen Therapeutics, Inc., Questcor Pharmaceuticals, Inc., Rigel Pharmaceuticals, Inc., Seattle Genetics, Inc. and Theravance, Inc . 3 The Nominees’ current plans for Vivus are subject to their fiduciary duties to shareholders upon election to the Board of Directors. FMC Nominees intend to immediately cut cash compensation by more than 50%, eliminate RSU compensation, and implement 100% options for equity compensation at peer norms 3

~ $25 million $0 Value of Vivus shares SOLD by Vivus’ Board members when stock was in the $ 20s Value of Vivus shares PURCHASED by Vivus’ Board members when stock was in the $10s after the Qsymia launch failure 1 Actions speak louder than words: 3. The Vivus Board is Not Aligned with Shareholders ’ Interests FIRST MANHATTAN CO. 12 IF THE BOARD BELIEVES IN VIVUS’ FUTURE, WHY DIDN’T THEY BUY STOCK? FMC’s Nominees own a lot of stock and those that don’t have committed to buy upon election 1 On 5/29/13, Ernest Mario purchased 15,000 shares at $14.68 per share.

1 FierceBiotech “Analysts rank the top 10 blockbuster duds in biopharma” (April 10, 2013) 4 . The Vivus Board has Mismanaged the Qsymia Launch FIRST MANHATTAN CO. 13 • Qsymia has been ranked as one of the top ten blockbuster DUDS in biopharma history 1 • Case Study #1: Commercial Market Incompetence • Launch ignored the single most important determinant of drug use: out - of - pocket cost to the patient • Vivus required patients to pay over $200 out of pocket for the first six weeks BEFORE experiencing significant weight loss × Plan A: No discount offered Result: no uptake × Plan B: Two weeks free Result : no uptake × Plan C: Two weeks free plus $75 cap in month 2 Result : no uptake × Plan D: ??? • Case Study #2: New York State Fiasco • NY law prohibits the faxing of prescriptions for controlled substances (e.g. Qsymia’s phentermine) • Vivus website did not specify that NY State physicians cannot fax Qsymia prescriptions • Only after FMC intervened was the fax form fixed . Even then, management failed to fix the website itself, which still led NYS physicians to incorrectly fax prescriptions • An alarming level of incompetence even after having the problem pointed out to them • Created chaos and damaged reputation among NY physicians and patients • In 2012 Vivus’ Chief Commercial Officer received a cash bonus of $228,564, nearly double his 2011 cash bonus, despite Qsymia’s abysmal launch failure NO ACCOUNTABILITY, NO ALIGNMENT WITH SHAREHOLDERS INTEREST, NO PAY FOR PERFORMANCE: BOARD HAS ALLOWED MANAGEMENT TO WIN WHILE SHAREHOLDERS LOSE

5. The Vivus Board Rewards Failure and is Overly Represented by Management

Bonus For Failure: Everyone At Vivus Is Making Money Except The Shareholders

	Year-Over-Year % Change	2012 Cash Bonus	2011 Cash Bonus
John Slebir - VP, Business Development and General Counsel	95.4%	$183,081	$93,713
Michael Miller - SVP & Chief Commercial Officer	92.2%	$228,564	$118,941
Peter Tam – President	85.6%	$395,134	$212,930
Timothy Morris - SVP Finance & Global Corporate Development, Chief Financial Officer	80.0%	$251,466	$139,727
Guy Marsh - VP, US Operations & General Manager	77.8%	$197,443	$111,024
Leland Wilson - Chief Executive Officer	22.3%	$405,900	$331,925
Median Percentage Change Increase in Cash Bonus Payment for 2012 when Qsymia launch failed	***85.6%***	***$240,015***	***$129,334***

Until FMC's recent challenge, management controlled one-third of Vivus' Board

- Management needed just one out of four "independent Directors" to deadlock the Board
- Management voting control of Board was three times the median of Vivus' self-selected peer group[1]
- Despite three recent additions to the Board, management control remains double Vivus' self-selected peer group[1]

NO ACCOUNTABILITY

NO ALIGNMENT WITH SHAREHOLDERS' INTERESTS

NO PAY FOR PERFORMANCE

[1] Based on data available as of April 1, 2013. Following the public announcement by First Manhattan of its intent to nominate new directors, Vivus appointed Robert N. Wilson to the Board on April 26, 2013 and J. Martin Carroll and Jorge Plutzky, M.D. to the Board on May 9, 2013, increasing the number of independent directors by three. As a result, management now makes up 22% of the Board.

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Massive Spending With No Return • Look closely: Q4’12A + Q1’13A, SG&A is approximately $95 million but revenues were only $6 million for these six months Undisciplined Capital Allocation Vivus Board has squandered valuable time, money and human resources on Stendra, an erectile dysfunction drug with little market potential • Didn’t the Vivus Board know that the erectile dysfunction market has a high barrier to profitability? • Didn’t the Vivus Board know that Stendra’s value is directly tied to the patent expiry of well - established competition? • Management compensation for Stendra is misaligned. “Special bonus” for Stendra approval to all senior executives including General Counsel and CFO but value is created by selling the asset. • Mistakes with Stendra undermine confidence in the Board’s other commercial judgments. 1 Consensus of detailed analyst estimates available to FMC 6. The Vivus Board is a Poor Steward of Shareholder Capital Q312A Q412A FY12A Q113A FY13E 1 Net Product Revenue $41,000 $1,971,000 $2,012,000 $4,112,000 $44,800,000 R&D $9,300,000 $7,758,000 $32,065,000 $7,046,000 $41,500,000 SG&A $31,269,000 $50,314,000 $109,665,000 $44,696,000 $196,000,000 R&D + SG&A $40,569,000 $58,072,000 $141,730,000 $51,742,000 $237,5 00,000 FIRST MANHATTAN CO. 15 CAN SHAREHOLDERS AFFORD TO RE - ELECT THIS BOARD?

7. The Vivus Board and Management Lack Transparency

Management Willfully Obscures Critical Information From Investors

- Management blocks weekly and monthly prescription data from investors, which is highly unusual for a company of this profile
- No revenue guidance – short-term or long-term
  - Consensus revenue estimates for FY13 have plummeted from $201 million to $45 million, and may drop further[1]



(millions)
FY'13 Qsymia Revenue estimates
$250
$200
$150
$100
$50
$-
$201 million
$91 million
$57 million
$45 million
Pre Q3 earnings call (Sept '12)
Pre Q4 earnings call (Nov '12)
Pre Q1 earnings call (April '13)
Post Q1 earnings call (May '13)

- Despite 8 months of First Manhattan urging management to create realistic expectations, management remains silent
- In the spirit of transparency, as Vivus' largest shareholder, we believe Qsymia FY'13 end market sales will fall short of the $45 million consensus[2]. We made the same public statement prior to the Q1'13 earnings call when consensus estimates were $57 million.
- Management remains silent on consensus revenue expectations

LACK OF TRANSPARENCY… LACK OF CREDIBILITY… UNCERTAINTY… ALL HARM VIVUS' VALUATION

[1] Consensus of detailed analyst revenue estimates available to FMC
[2] Inventory stocking of retail pharmacies is likely to inflate FY'13 reported results.

FIRST MANHATTAN CO.

16

A Number of Research Analysts Agree Change is Necessary at Vivus We believe many in the sell - side research community share our views on the future prospects of Vivus and its challenges*: • Cowen & Co. (4 - 26 - 13) “Our thesis on VVUS continues to be that in order for Qsymia to become a blockbuster, Vivus needs the help of a big pharma partner, with a significant primary care salesforce. We believe that Qsymia can become a significant drug; however, we have assumed that this only happens with the help of a big pharma partner that will employ a primary care salesforce. We don't believe that this level of sales is achievable by any small biotech/spec pharma company's salesforce. We view this as simply a matter of scale, and we believe that the filings by the company’s top shareholders should help guide the company in that direction .” • Piper Jaffray (3 - 18 - 13) “…we also believe that Qsymia may benefit from a fresh perspective and strategic insights from the proposed BOD which aligns with shareholder interests. Based on our diligence, the proposed BOD would enhance Vivus’ prospects in the areas of commercialization, EU regulatory process, investor outreach, and corporate governance .” • Bank Of America Merrill Lynch (3 - 8 - 13) “ We believe a new board could meaningfully change VVUS’ commercial organization and more aggressively pursue partnerships and/or suitors…We believe a new board could strengthen the Qsymia commercial strategy with aggressive advertising and a partnership .” FIRST MANHATTAN CO. *Permission has not been sought or received to quote from, or refer to, published materials herein . Emphasis added. 17

In our view, Vivus Board and Management Will Say Anything to Keep Their High - Paying Positions FIRST MANHATTAN CO. 18 Vivus Management Will Tell You: But the Truth Is: • Dramatic change will be disruptive • The deteriorating status quo is exactly what needs to be disrupted • We believe Vivus’ best talent will likely be poached by competitors or quit under the company’s failing trajectory • Conversely, we believe a winning team and revamped strategy will be most likely to attract and retain talent • FMC is looking to make a quick profit • We’ve owned the stock since 2008 and have continued to add shares • FMC is not suggesting anything new in its plan • FMC Director Nominees will bring : • Accountability • Alignment with shareholders’ interests • Good judgment and financial expertise • Pay for performance and dramatic slash of board compensation • A Board that’s independent of management • A winning plan for Vivus • A Board that is open to all paths for value creation, including a sale • See slides 21 - 32 for FMC’s detailed strategic plan • Current Board is open to a sale of the company • They did not sell after : • Positive FDA AdCom with a $22+ stock price • FDA approval in 7/12 with a $22+ stock price • While management has led shareholders to believe that they are willing to sell the company, actions speak louder than words • FMC is seeking to take over the board without paying a control premium • FMC will not control Vivus even if all of its nominees are elected - all but one are independent of FMC • Shareholders will share in 100 percent of the upside generated by a newly constituted board

First Manhattan is asking Vivus shareholders to reconstitute the Vivus Board with nine highly qualified and independent Nominees. FIRST MANHATTAN CO. 19

Our Nominees Have Been Carefully Chosen for Their Skills and Experience

Nominee	Successful Turnaround Experience	Transaction Experience: Partnering, Co-marketing, Licensing and Company/Asset sales	New Product Launch	Regulatory	Financial	Has bought/Will Buy VVUS on Election
Michael Astrue	✓	✓	✓	✓		✓
Dr. Rolf Bass				✓		✓
Jon Biro	✓	✓			✓	✓
Dr. Samuel Colin					✓	✓
Dr. Alex Denner	✓	✓			✓	✓
Dr. John Kastelein				✓		✓
Mel Keating	✓	✓			✓	✓
David Norton	✓	✓	✓			✓
Herm Rosenman	✓	✓	✓	✓	✓	✓

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The Plan to Fix Vivus FIRST MANHATTAN CO. 21

Our Nominees Have a Carefully Constructed Strategic Plan to Realize Vivus’ Potential 1 1. Ensure the right management is in place 2. Engage the right pharmaceutical partner on the right partnership terms 3. Fix the unsustainable expense structure that is failing to generate revenue 4. Fix the U.S. commercial strategy 5. Optimize Medicare and commercial reimbursement strategy 6. Execute a Euro - centric approach to obtaining E.U. approval through the centralized procedure FIRST MANHATTAN CO. 22 We have already established solid momentum in several of these areas The Plan to Fix Vivus 1 The Nominees’ current plans for Vivus are subject to their fiduciary duties to shareholders upon election to the Board of Directors.

Ensure the Right Management is in Place Problem: Long - standing CEO and senior management lack critical expertise and experience to successfully commercialize Qsymia • We are in advanced discussions with several senior executives to step in as CEO on Day One – We have hired one of the top biopharma executive recruiters to identify the best candidates – We are highly encouraged by the quality of available candidates and their level of interest in the CEO position • We will quickly get the right management team in place with the assistance of the new CEO – New Board and management will be magnet for attracting the best talent to Vivus FIRST MANHATTAN CO. 23 The Plan to Fix Vivus

Engage the Right Pharmaceutical Partner on the Right Partnership Terms Problem: Lack of foresight to engage a pharmaceutical partner to sell Qsymia. We believe the current effort to find a partner, which was initiated several weeks ago in response to the proxy contest, is frenzied and could result in a deal on terms unfavorable to Vivus and its shareholders • Select a partner that either: 1. Has a large primary care sales force with an oral anti - diabetic franchise 2. Has or is about to launch a cardio - metabolic franchise and has an exceptional track record in the primary care market; or 3. Has broad primary care physician reach and frequency with the need to fill a gap before the next product launch • Partnership terms must focus on Qsymia in the primary detail position, not secondary as planned by sitting management and Board • Select a partner with a strong managed markets presence to maximize access to managed care organizations – Because Vivus misjudged the market and failed to secure a partnership prior to launch, it has exceptionally low access to managed care – As a matter of scale, the managed market team at a large pharma company would be roughly the same size as Vivus’ physician sales force • Seek a partnership in which Qsymia’s marketing rights are unencumbered after a few years – Allows flexibility to look at strategic options after a successful re - launch of Qsymia and obtaining European approval through the centralized procedure – We believe that Vivus’ Board has failed to partner Qsymia for over three years. The sudden rush to partner now – just weeks before a contested election – is a value destroying approach to the most critical strategic initiative at Vivus. 1 FIRST MANHATTAN CO. 24 The Plan to Fix Vivus Vivus has never articulated its partnership strategy. 1 Because of their concern that a partnership entered into on rushed terms could be detrimental to the Company, the Nominees have not yet selected a specific pharmaceutical partner with respect to Qsymia sales.

Fix the Unsustainable Expense Structure that is Failing to Generate Revenue FIRST MANHATTAN CO. 25 The Plan to Fix Vivus Costs are poised to increase even further in Q4 ‘13 - Look at management’s plan for cardiovascular outcomes trial expense of $10 - 15 million and unspecified costly direct - to - consumer spending It will be many years before the lines cross - We believe the company will run out of cash in 2 years and will have to plug the gap with additional debt or dilutive equity issuances in approximately 12 - 18 months *Pro Forma Q4’13 Operating Expense = Q1’13 Operating Expense + M idpoint of Q 4’13 Guidance for Cardiovascular Outcomes Trial Expense Where is the financial discipline? No public CFOs on Board. More poor business judgment. Problem: Unsustainable expense structure with spiraling SG&A and cash burn $4,112,000 $57,909,000 $62,119,000 $0 $10,000,000 $20,000,000 $30,000,000 $40,000,000 $50,000,000 $60,000,000 $70,000,000 $80,000,000 Q1'11 Q2'11 Q3'11 Q4'11 Q1'12 Q2'12 Q3'12 Q4'12 Q1'13 Revenue, Operating Expenses & Cash Burn *Q4'13 Pro Forma Operating Expense Before Undisclosed DTC Costs = $70.4 Million With DTC = $80 Million? Q1'13 Cash Burn Q1'13 Operating Expense Q1'13 Revenue

Fix the Unsustainable Expense Structure that is Failing to Generate Revenue (cont’d) • Vivus is hemorrhaging cash at an alarming rate – It is unsustainable and needs to be fixed quickly – The solution is signing a partnership that is 3+ years overdue and cutting expenses significantly • Cut spending and cut cash burn – Slash spending on activities with low or negative return – Right - size senior management and its compensation – Right - size board compensation • Reallocate resources to increase demand for Qsymia and generate revenue – We endorse a direct - to - consumer strategy only after conducting professional market research to satisfy the gold standard criteria used by the best commercial teams in pharma: • A solid prescriber base for Qsymia • A high comfort level for Qsymia among primary care physicians • High awareness of Qsymia among physicians • Substantially decrease spending on unbranded disease awareness programs – Vivus is spending shareholder capital to open doors for deep - pocketed competitors (Arena/Eisai, Orexigen/Takeda) – Need a large pharma partner with low cost of capital and the expertise to “create a new market” • Salvage value from Stendra if possible through sales or otherwise FIRST MANHATTAN CO. 26 We have established a Board committee that, along with the new CEO, will conduct an immediate financial and operational review in conjunction with a financial advisor The Plan to Fix Vivus

Fix the U.S. Commercial Strategy Problem: Broken U.S. commercial strategy ignores patients’ sensitivity to out - of - pocket expenditures • Follow the best practices of pharma marketing: Lower patients’ out - of - pocket costs to drive utilization • Create customized strategies for different segments of the market • Set commercial goals and incentives for the vast majority of prescriptions to be generated by the 30% of the market with obesity coverage • Before embarking on a costly direct - to - consumer strategy, conduct professional market research to satisfy the best practices approach used by large pharma: – A solid prescriber base for Qsymia – A high comfort level for Qsymia among primary care physicians – High awareness of Qsymia among physicians FIRST MANHATTAN CO. 27 The Plan to Fix Vivus 30% of Patients with Obesity Coverage • Co - pay is still too high: Develop targeted coupon plan to lower out of pocket cost to $30 per month (Tier II) to drive utilization • 20 years of research shows that $30 per month is the walkaway price for most patients • Several companies offer these couponing services to big pharma already 7 0% of Patients in Cash Pay Market • Only target high - prescribing MDs in affluent zip codes Vivus has never articulated a strategy to address the distinct reimbursed and cash pay markets.

Fix the U.S. Commercial Strategy (cont’d) • Target Physician groups who treat obese patients – Example: Psychiatrists are already comfortable prescribing Topiramate and therefore will likely be comfortable prescribing Qsymia • 67% of obese patients suffer from depression or depressive symptoms – Example : Target the Ob/Gyn market • Women represent 85% of the clinical trial population for all obesity therapeutics • Women are more likely to seek treatment for medical obesity • OB/Gyn is the primary care physician for many women • Belviq is already advertising in Ob/Gyn journals – Highly trained sales force with a clear message that Qsymia is for its labeled use in medical obesity only, not for cosmetic use FIRST MANHATTAN CO. 28 The Plan to Fix Vivus Vivus has never articulated a strategy to address these specific Physician groups

Optimize Reimbursement Strategy – Medicare and Commercial Problem: Vivus has a simplistic and inadequate plan for Medicare reimbursement • Our goal is to make Qsymia the standard of care for all public and private reimbursers – New Board would bring multi - faceted plan with sense of urgency • Aggressively pursue difficult - to - obtain CMS (Medicare) acceptance – Support Sen. Carper legislation – We need a broad campaign to get as much reimbursement as possible in as many places as possible as quickly as possible – Private insurance companies generally follow Medicare coverage decisions because it increases the likelihood of medical coverage (CBO/HHS Secretary Phase II authority) • Initiate demonstration projects under the Patient Protection and Affordable Care Act to demonstrate clear cost savings, e.g.: 1. Prevention of diabetes in pre - diabetic obese patients 2. M easure reduction in hospitalization and drug costs for clinically depressed obese patients using Qsymia 3. R equiring Qsymia or a similar product as a precondition to gastric bypass surgery with intent of measuring both the health and financial benefits • Pursue Medicaid & CMS carrier rulings on a state - by - state basis FIRST MANHATTAN CO. 29 The Plan to Fix Vivus

Execute a Euro - Centric Approach to Obtaining E.U. Approval Through Centralized Procedure Problem: A seriously flawed approach to E.U. approval for Qsymia that has impaired Vivus’ credibility with European regulators and seriously jeopardizes the substantial value that can be generated in Europe • Keys to centralized procedure approval in the E.U. are different than the FDA approval process in the U.S. • Vivus pursued E.U. application process with the wrong consultants and the wrong strategy – We believe that Vivus’ approach to E.U. approval is seriously flawed and impaired the company’s credibility with European Regulators. • It appears that Vivus has written - off Europe – After failed E.U. application and failed appeals process, Vivus did not amend its strategy or add any European regulatory expertise to its Board – In recent years drugs do not become blockbusters in Europe based on de - centralized approval for lack of reimbursement and exclusivity reasons – De - centralized approval seriously jeopardizes opportunity for centralized approval • A centralized procedure approval in the E.U . approval can create significant shareholder value because the European Medicine Agency grants 10 years of statutory exclusivity; no generic threats FIRST MANHATTAN CO. 30 The Plan to Fix Vivus Vivus’ Board appears to us to have written off Europe No clearly needed European regulatory expertise despite recent expansion of Vivus’ Board Newly announced “de - centralized” approach has been a commercial graveyard

Execute a Euro - Centric Approach to Obtaining E.U. Approval Through Centralized Procedure (cont’d) • Reconnect Vivus to the European regulators with European experts who have intimate knowledge of the regulators and the regulatory process – Director nominees Drs. John Kastelein and Rolf Bass are highly experienced and respected members of European regulatory community – We have already engaged Dr. Ulrich Granzer as E.U. regulatory consultant • Most respected regulatory consultant in Europe • Involved in the EMEA/EMA regulatory review of more than 100 products • Co - founder of European Union Regulatory Affairs Group • Long career in regulatory affairs at Glaxo, BASF Pharma, Bayer and others • Pursue centralized approval strategy FIRST MANHATTAN CO. 31 We believe our approach will engender the trust and confidence of European regulators. It creates the highest likelihood for centralized European approval to unlock shareholder value. The Plan to Fix Vivus

Execute a Euro - Centric Approach to Obtaining E.U. Approval Through Centralized Procedure (cont’d) • Front - load cardiovascular outcomes trial in Europe 1 (similar to Orexigen) to get E.U. approval at earliest possible date – Primary outcome measure : Non - inferiority (safety) of Qsymia versus placebo in high - risk obese patients – the key to E.U. approval – In order to gain significant reimbursement we will prospectively build in a health economic analysis into the trial • We want to optimize reimbursement by showing favorable pharmacoeconomic benefit – Include 12 - month outcome updates subject to CHMP agreement – Review company’s current plans and amend as needed by Dr . John Kastelein and other thought leaders from key CHMP voting members – Key opinion leaders will constitute a steering committee that will include thought leaders from the U.S., UK, France and Germany FIRST MANHATTAN CO. 32 The Plan to Fix Vivus 1 Part of FDA post - approval commitment We have had informal discussions with key CHMP voting members who like this strategy and believe it is feasible

Appendix FIRST MANHATTAN CO. 33

First Manhattan Co. Nominees’ Biographies FIRST MANHATTAN CO. 34

Our Nominees are Accomplished and Highly Qualified Nominee Summary of Qualifications Michael Astrue Biography Mr. Astrue most recently served as Commissioner of the Social Security Administration from 2007 to 2013, and was one of six Trustees of the Medicare & Social Security Trust Funds. He was recruited as Interim Chief Executive Officer to turn around Epix Pharmaceuticals from 2005 to 2006, during which time he successfully engineered the company’s merger. Prior to that, he served as President and Chief Executive Officer of Transkaryotic Therapies where he executed one of the most successful corporate turnarounds in the history of the biotechnology industry. Under his stewardship, Transkaryotic Therapies' share price increased from $3.80 at the start of his tenure to $37.00 when the company was sold two years later for $1.6 billion. He has served as Chairman of the Massachusetts Biotechnology Council from 2000 to 2002 and on the public company boards of Transkaryotic Therapies, ArQule Inc. (Nasdaq: ARQL), CuraGen Corporation and Tercica Inc. Other senior roles Mr. Astrue has held during his distinguished 30 year career include serving as Vice President & General Counsel at Biogen from 1993 to 1999, General Counsel for the U.S. Department of Health & Human Services from 1989 to 1992, and Associate Counsel to Presidents Ronald Reagan and George Bush from 1988 to 1989, among other roles. Mr. Astrue received a J.D. from Harvard Law School and B.A. in Philosophy & English from Yale University. Key Attributes, Experience and Skills and the Benefit to the Board of Directors Mr. Astrue has valuable operational, regulatory and legal expertise from his senior leadership experience at publicly traded biotechnology companies, such as Transkaryotic Therapies and Biogen. He also has a deep understanding of the regulatory process through his leadership at Transkaryotic Therapeutics, Biogen, and the U.S. Dept. of Health & Human Services, and brings an extensive network of relationships throughout the industry and in Washington D.C. Additionally, he has experience serving as a Director on numerous public company boards. FIRST MANHATTAN CO. 35

Our Nominees are Accomplished and Highly Qualified Nominee Summary of Qualifications Dr. Rolf Bass Biography From 1995 to 2000, Dr. Bass was Head of the Human Medicines Evaluation Unit at the European Medicines Agency (previously, the EMEA) (“the EMA”) in London. He was responsible for the development and the running of the EMA business concerning medicines for human use. His responsibilities included pre - approval aspects and post - marketing issues for drug approvals and supporting designated Central and Eastern European Countries Drug Regulatory Authorities in the accession of their countries to the European Union. In 2000, Dr. Bass was given the task of managing the re - registration of all "old" medicines to be scrutinized by the Federal Institute for Drugs and Medical Devices (“BfArM”), an independent federal agency within the portfolio of the Federal Ministry of Health of Germany, for their adherence to EU - standards. In August 2000, he was appointed as a member of the Committee for Medicinal Products for Human Use (CHMP), operating at the EMA, and set up the new Department for European and International Business of the BfArM referenced above; he served in this position until 2006 when he retired. Since his retirement in 2006 from the BfArM, Dr. Bass has been working as a Visiting Professor for Pharmaceutical Medicine at the University of Basel, Switzerland; in his position as Visiting Professor, he is in charge of the development of postgraduate master curricula for Regulatory Affairs within Pharmaceutical Medicine. Following his retirement, he has also provided consulting services to the pharmaceutical industry. From 2009 to 2012, he advised the Kosovo Department of Health in achieving European Union standards. Key Attributes, Experience and Skills and the Benefit to the Board of Directors Dr. Bass's qualifications as director include his vast experience and expertise in pharmaceutical legislation and regulation in the European Union. FIRST MANHATTAN CO. 36

Our Nominees are Accomplished and Highly Qualified Nominee Summary of Qualifications Jon Biro Biography Mr. Biro currently serves as Executive Vice President and Chief Financial Officer at Consolidated Graphics, Inc. (NYSE: CGX), a leading commercial printing services company. Prior to Consolidated Graphics, he spent over 13 years at ICO, Inc., a manufacturer of specialty resins and provider of polymer processing services, including serving as Senior Vice President, Chief Financial Officer, Treasurer, a Director, and for a time as interim Chief Executive Officer. At ICO, he helped manage an operational turnaround, including the improvement of the balance sheet and overall capital structure, which helped to increase the company’s stock price over six - fold. He also served as a Director of Aspect Medical from June to November 2009 during which the company’s stock doubled and the company was sold. He currently is a Director at and Crown Crafts, Inc. (Nasdaq: CRWS) and Houston market advisory board member for IBERIA Bank (Nasdaq: IBKC). Mr. Biro received an M.S. in Accounting from the University of Houston and a B.A. in Psychology from the University of Texas and is a CPA. Key Attributes, Experience and Skills and the Benefit to the Board of Directors As a veteran Chief Financial Officer at several public companies, Mr. Biro brings especially strong finance expertise and knowledge of the capital markets. He has executed many complex business initiatives such as capital - raisings (including convertible securities), turnarounds, divestitures and mergers and acquisitions. He also has experience serving as a Director at numerous public companies, including as an audit committee member. FIRST MANHATTAN CO. 37

Nominee Summary of Qualifications Dr. Samuel Colin Biography Dr. Colin is a Senior Managing Director at First Manhattan Co. (FMC), an investment firm founded in 1964 with more than $14 billion in assets currently under management. Dr. Colin joined the firm in 1994, and is the founding and sole portfolio manager of FMC's healthcare funds, First Health and First BioMed, with assets under management exceeding $500 million. In addition, he advises the firm on healthcare investments. He has invested in hundreds of small to large - cap healthcare companies including biotechnology, pharmaceutical, and medical device companies in the US, EU, and Japan. He has an extensive knowledge of the clinical, commercial, and regulatory history of obesity therapeutics and was a major participant in the recapitalization of Orexigen (OREX), an obesity therapeutics company, at $1.45 per share in December 2011. He has developed deep relationships with management teams across the biotech and pharmaceutical industry. Prior to joining FMC, Dr. Colin served as an intern and resident at the Yale - New Haven Hospital from 1992 - 1994. He received his M.D. from the Yale School of Medicine in 1992, and graduated from Brown University, B.Sc. Human Biology, magna cum laude, in 1986. Key Attributes, Experience and Skills and the Benefit to the Board of Directors Dr. Colin has extensive experience with a wide variety of successful clinical and commercial stage biotechnology companies. As a physician, portfolio manager, and significant long term Vivus shareholder he has a clear focus on shareholders' interests and a deep understanding of the clinical, commercial, and capital markets issues confronting Vivus. In his nearly 20 years of investing, Dr. Colin has developed extensive relationships with senior leadership teams through the healthcare industry. Our Nominees are Accomplished and Highly Qualified FIRST MANHATTAN CO. 38

Nominee Summary of Qualifications Dr. Alex Denner Biography Dr. Denner founded Sarissa Capital Management LP, a registered investment advisor, in 2012. Sarissa Capital focuses on enhancing shareholder value of portfolio companies. From 2006 to November 2011, Dr. Denner served as a Senior Managing Director of Icahn Capital, an entity through which Carl C. Icahn conducts his investment activities. Prior to that, he served as a portfolio manager at Viking Global Investors, a private investment fund, and Morgan Stanley Investment Management, a global asset management firm. Dr. Denner is a director of Biogen Idec Inc., a publicly traded biopharmaceutical company, where he has served since 2009, and Enzon Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, where he has also served since 2009. During the past five years, Dr. Denner has served as a director of the following publicly - traded companies: Amylin Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, from 2009 until 2012; ImClone Systems Incorporated, a publicly traded biopharmaceutical company where he was Chairman of Executive Committee, from 2006 until its acquisition in 2008; and Adventrx Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, from 2006 until 2009. Dr. Denner received his S.B. degree from the Massachusetts Institute of Technology and his M.S., M.Phil. and Ph.D. degrees from Yale University. Key Attributes, Experience and Skills and the Benefit to the Board of Directors Dr. Denner has extensive experience overseeing the operations and research and development of biopharmaceutical companies and evaluating corporate governance matters. He also has extensive experience as an investor, particularly with respect to healthcare companies, and possesses broad life sciences industry knowledge. Our Nominees are Accomplished and Highly Qualified FIRST MANHATTAN CO. 39

Nominee Summary of Qualifications Dr. John Kastelein Biography Dr. Kastelein has spent his career of more than 30 years devoted to the study of medical genetics, lipidology and molecular biology. He is Professor of Medicine at the Department of Vascular Medicine at the Academic Medical Center of the University of Amsterdam, where he also serves as Strategic Chair of Genetics of Cardiovascular Disease. His research on metabolic disorders is internationally recognized as the key paradigm for understanding the relationship between low density lipoprotein cholesterol and heart disease. He also is an executive consultant to the cardiovascular and metabolic franchises of many leading biotechnology and pharmaceutical companies, including Amarin, Amgen, Bristol - Myers Squibb, Genentech, Merck, Novartis, Pfizer, Regeneron and Sanofi - Aventis. His advisory work has also included accompanying numerous companies to meetings with the European Medicines Agency and interacting with individual country regulatory authorities for Aegerion, CSL Behring, Eli Lilly, Genzyme, ISIS, The Medicines Company and UniQure (formerly Amsterdam Molecular Therapeutics). Dr. Kastelein has also served on Steering Committees of many landmark cardiovascular outcome trials including TNT (Lipitor, Pfizer), IDEAL (Lipitor, Pfizer), JUPITER (Crestor, AstraZeneca), ACCELERATE (Evacetrapib, Eli Lilly) and the Sanofi PCSK9 Phase III ODYSSEY outcome programme (Sanofi - Aventis). Additionally, he is currently a personal consultant to the Chief Executive Officers of AstraZeneca and Cerenis Therapeutics and the heads of research at Roche and TEVA. In addition to co - founding UniQure, he was also a founder of Dezima Pharma, a biotechnology company focused on therapies for dyslipidemia. His distinguished career has also included positions such as President of the Dutch Atherosclerosis Society and Chair of the National Scientific Committee on Familial Hypercholesterolemia. Dr. Kastelein received his medical degree from the University of Amsterdam. Key Attributes, Experience and Skills and the Benefit to the Board of Directors As a sought - after advisor at the highest levels of biotechnology and pharmaceutical companies around the world, such as AstraZeneca and Roche, Dr. Kastelein brings significant knowledge of successful research and development, regulatory approval and commercialization strategies. He has been instrumental in the trials of many groundbreaking cardiovascular products, the approval of important therapies, and the launch of several startup healthcare companies. He also brings an extensive network of relationships throughout the healthcare industry and a deep familiarity with the European Medical Agency and U.S. Food & Drug Administration regulatory processes. Our Nominees are Accomplished and Highly Qualified FIRST MANHATTAN CO. 40

Nominee Summary of Qualifications Melvin Keating Biography Since November 2008, Mr. Keating has been a private consultant, providing investment advice and other services to private equity firms. Mr. Keating served as the President and Chief Executive Officer of Alliance Semiconductor Corp., a worldwide manufacturer and seller of semiconductors, from December 2005 to September 2008, and as a Special Consultant to Alliance from October 2005 to December 2005. From 2004 to 2005, he served as Executive Vice President, Chief Financial Officer and Treasurer of Quovadx Inc., a healthcare software company. Mr. Keating was employed as a Strategy Consultant for Warburg Pincus Equity Partners from 1997 to 2004, providing acquisition and investment target analysis and transactional advice. Mr. Keating has served as a director of API Technologies Corp. since January 2011 and has also been Chair of API Technologies' audit committee since January 2011, a member of its compensation committee since January 2011, and a member of the nominating and governance committee. He is also currently a director of a number of public companies including: BluePhoenix Solutions Ltd., serving as Chairman, where he has served since 2012; Red Lion Hotels Corp., serving as Chairman and on its nominating and corporate governance committee, where he has served since 2010; Marlborough Software Development Holdings Inc. (successor to Bitstream, Inc.), serving on its audit committee and special committee for strategic alternatives, where he has served since 2010; and Crown Crafts, Inc., where he has served since 2010. He recently served as a director of the following public companies: InfoLogix Corp., from 2010 to 2011; Integral Systems, Inc., as Chair of the audit committee, compensation committee, and strategic growth committee, from 2010 to 2011; Aspect Medical Systems, Inc., as a member of the compensation committee and special committee for acquisitions/divestitures in 2009; and White Electronic Designs Corporation, as a member of the audit committee, strategic committee, and operations committee, from 2009 to 2010. Mr. Keating holds a B.A. degree in History of Art from Rutgers University, and both an M.S. in Accounting and an M.B.A. in Finance from the Wharton School at the University of Pennsylvania. Key Attributes, Experience and Skills and the Benefit to the Board of Directors Mr. Keating's qualifications as director include his considerable corporate governance experience from serving on the board of directors, audit committee, and compensation committee of numerous companies, his audit and finance experience as a result of his degrees in accounting and finance, his experience working as a Chief Executive Officer and as a Chief Financial Officer, and his service on other public company audit committees. Our Nominees are Accomplished and Highly Qualified FIRST MANHATTAN CO. 41

Nominee Summary of Qualifications David Norton Biography Mr. Norton served in a variety of senior leadership positions during his more than 32 - year career at Johnson & Johnson (NYSE: JNJ), most recently as Company Group Chairman, Global Pharmaceuticals from 2009 until his retirement from the company in September 2011. As Company Group Chairman, he was responsible for leading and developing the strategic growth agenda, including the licensing, acquisitions and divestment strategies, and ensuring alignment between global strategic functions, research and development and the commercial organizations. Under his stewardship, J&J successfully commercialized numerous blockbuster products, including Prepulsid / Propulsid (Europe), Risperdal (Australia, Europe), Aciphex (US), Risperdal Consta (US and Europe), Durogesic / Duragesic (US and Europe), and Prezista (US and Europe). He also helped negotiate a novel pricing and reimbursement program for Velcade with the U.K. Department of Health, resulting in increased sales. Also under his supervision, J&J secured numerous acquisition, divestitures, in - licensing and collaboration agreements, including acquiring Cougar Biotechnology and Zytiga, in - licensing of Incivo (Hepatitis C compound for Europe), and selling J&J's Animal Health business to Eli Lilly. J&J’s Pharmaceutical Group’s revenues grew to $22 billion, 30% of the company’s total revenue, during his tenure. Previously, Mr. Norton served as U.S. Domestic President for Janssen Pharmaceuticals (a J&J unit), Company Group Chairman for Europe, Middle East and Africa, and Company Group Chairman of Worldwide Commercial and Operations for J&J’s CNS, Internal Medicine and Virology franchise. He currently is a Director at Savient Pharmaceuticals Inc. (Nasdaq: SVNT). Mr. Norton has studied Computer Programming Technology at the Control Data Institute in Sydney, Australia, as well as Marketing at the College of Distributive Trades at London and Preston Polytechnic in Preston, United Kingdom. Key Attributes, Experience and Skills and the Benefit to the Board of Directors Mr. Norton has tremendous experience running large and successful public healthcare company commercial operations in the U.S., U.K. and Europe based on his 32 - plus years at Johnson & Johnson. He oversaw numerous successful blockbuster product launches and secured important in - licensing, collaboration and mergers and acquisitions agreements to drive the growth of the Pharmaceuticals Group. He brings a deep understanding of the global healthcare industry and an exceptional network of relationships. He also has public company board experience. Our Nominees are Accomplished and Highly Qualified FIRST MANHATTAN CO. 42

Nominee Summary of Qualifications Herman Rosenman Biography Mr. Rosenman was most recently at Gen - Probe Inc., a medical diagnostics company, where starting in 2001 he held the role of SVP of Finance and Chief Financial Officer. At Gen - Probe, he led a company spin - off and helped lead Gen - Probe through a more than 1,200% increase in the company’s stock price. He also helped manage the process of selling the company in 2012 for $3.72 billion, generating significant value for shareholders. Prior to Gen - Probe, Mr. Rosenman was President and Chief Executive Officer of Ultra Acquisition Corp, where he re - engineered the manufacturing division, more than tripling the company’s revenue and quadrupling the size of its dealer base. At Rexene, Mr. Rosenman played a key role in its leveraged buyout from El Paso Natural Gas Company in the late 1980s and its $500 million plus debt and equity financing, where he served as Rexene's Vice - Chairman and CFO. The turn - around of the company led to one of the most successful leveraged buyouts of that time period. The company was eventually sold to the Huntsman Group and then, later, to Exxon. He is currently a Director and Chairman of the Audit and Compensation Committees of BioFire Diagnostics, and a former Director and Committee Chairman at ARYx Therapeutics, Inc., Infinity Pharmaceuticals, Inc. (Nasdaq: INFI), and Emphasys Medical, Inc. Mr. Rosenman holds an M.B.A. in Finance from the Wharton School of the University of Pennsylvania, and a B.B.A. in Accounting and Finance from Pace College and is a CPA. Key Attributes, Experience and Skills and the Benefit to the Board of Directors Mr. Rosenman has a strong track record of executing corporate turnarounds, including Ultra Acquisition Corp. and Rexene, creating significant shareholder value. He has also been instrumental in the successful design and execution of expense control during major product launches. With his extensive finance expertise, he helps companies drive complex strategic and operational improvements. He also brings public company board experience and a deep understanding of the healthcare sector. Our Nominees are Accomplished and Highly Qualified FIRST MANHATTAN CO. 43